EXHIBIT 10.1

SETTLEMENT AGREEMENT

This agreement (herein called “Settlement Agreement” or “Agreement”) is made on the 22nd day of April, 2004, between plaintiff, Internet America, Inc., and third party-defendant, William E. Ladin, Jr., and defendant, counterclaimant and third party-plaintiff, Gary Corona. In this Agreement, “Corona” means Gary L. Corona; “IA” means Internet America, Inc., a Texas corporation; and “Ladin” means William E. Ladin; and “Lawsuit” means the cause of action originally styled Internet America, Inc. v. Gary Corona, No. 04-00788-M in the 298th Judicial District Court in Dallas County, Texas, and the counterclaims and third-party claim filed therein by Corona against IA and Ladin.

I.

SETTLEMENT TERMS

The parties agree to settle the Lawsuit on the following terms and conditions:

1.01 Payments of Settlement Amount. On or before April 23, 2004, IA shall (i) pay Corona the sum of seventy-five thousand dollars ($75,000.00) (the “Initial Payment”), and (ii) deliver to Corona a non-assignable interest-free note in the original principal amount of $137,500.00 in the form attached hereto as Exhibit A (the “Note”), payable to “Gary Corona and The Majorie Law Firm, L.P.” Payment of the Initial Payment as well as amounts due under the Note shall be made pursuant to wire transfer to the client trust account of The Majorie Law Firm L.P. in accordance with the following wiring instructions: Majorie Firm IOLTA account # 0122333, Dallas National Bank, ABA # 111017911.

1.02 Releases of Corona. In addition to the settlement payment provided in Section 1.01 and simultaneously with the execution and delivery of the Corona Release Agreement (as defined below in Section 1.03), IA and Ladin shall each execute and deliver to

Corona a release agreement in the form attached hereto as Exhibit B (the “IA and Ladin Release Agreement”) which will release Corona and the other “Released Parties” therein described from any and all causes of action that were brought or could have been brought by IA or Ladin in the Lawsuit as more fully set forth in the IA and Ladin Release Agreement.

1.03 Release of IA and Ladin. Simultaneously with IA’s and Ladin’s execution and delivery of the IA and Ladin Release Agreement, the Initial Payment and the Note, Corona shall execute and deliver to IA and Ladin a release agreement in the form attached hereto as Exhibit C (the “Corona Release Agreement” and together with the IA and Ladin Release Agreements herein called the “Release Agreements”) which will release IA, Ladin and the other “Released Parties” therein described from any and all causes of actions that were brought or could have been brought by Corona as counterclaims and/or cross actions in the Lawsuit as more fully set forth in the Corona Release Agreement.

1.04 Entry of Agreed Judgment. Within three (3) business days following the delivery of the Initial Payment and the Note provided for in Section 1.01 hereof, and the execution and delivery of the IA and Ladin Release, the Corona Release, the Unanimous Consent and the Corona Resignation (as hereinafter defined), counsel for IA and counsel for Corona shall jointly petition the Court for the entry of the Agreed Judgment attached hereto as Exhibit D in cause number 04-00788-M.

1.05 Appointment of Independent Director. Simultaneously with the execution of the Release Agreement, the Initial Payment and the Note, Corona and Ladin shall execute the unanimous written consent of directors (the “Consent”) in the form attached hereto as Exhibit E appointing Messrs. Justin McClure and Troy LeMaile Stovall, each nominated by an owner of 5%

or more of IA’s outstanding common stock, to the Board of Directors of IA, each of whom shall be “independent” pursuant to Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

1.06 Resignation of Corona. Immediately following the execution and delivery of the Release Agreement, the Initial Payment and the Note, Corona shall execute and deliver to IA a resignation from directorship of IA in the form attached hereto as Exhibit F (the “Corona Resignation”) pursuant to which Corona will resign from all positions that he currently holds at IA, including without limitation as a director of IA.

1.07 Nondisparagement. Corona will not disclose, cause to be disclosed or allow to be disclosed any negative, adverse or derogatory comments or information about IA or Ladin or their respective past or present actions, the management of IA, any product or service provided by IA or the future prospects of IA, unless required by governmental law, rule, regulation, subpoena or court order. IA, and its employees, directors, officers, agents and representatives, and Ladin will not disclose, cause to be disclosed or allow to be disclosed any negative, adverse or derogatory comments or information about Corona or his past or present actions or the future prospects of Corona, unless required by governmental law, rule, regulation, subpoena or court order.

1.08 Indemnification and Related Matters. IA agrees that all rights to indemnification existing in favor of Corona as provided by law and/or in IA’s charter or bylaws in effect on the date hereof or pursuant to any written agreement for indemnification shall survive and shall continue in full force and effect and without modification adverse to Corona for a period of not less than six months after the expiration of the statue of limitations applicable to the claim which gave rise to the indemnification matter; provided, however, nothing hereon shall allow Corona to seek attorneys fees arising out of the Lawsuit from the Company or any insurance carrier of the Company. Until the later of a merger or acquisition transaction in which IA is not the survivor or such time as Ladin (or his estate in the event of his death) is no longer covered by director and officer liability insurance as a director or former director, IA shall continue in effect director and officer liability insurance for the benefit of Corona in such amounts, and with such deductibles, retained amounts, coverages and exclusions as IA shall provide for its own directors and officers during such period.

1.09 COBRA. To the extent available by applicable law, including but not limited to Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, Corona shall be entitled to purchase, at the cost IA charges other similarly situated individuals who elect COBRA coverage, any health, dental, vision or life insurance coverage for Corona and his dependents to which Corona is entitled under such law. Corona’s entitlement under this paragraph shall apply only to those coverages that IA has in effect from time to time for active employees, and only for the period(s) required by applicable law. If Corona elects continuation coverage pursuant to his rights under this paragraph, all applicable premiums must be paid by Corona and will not be paid by IA, and such premiums shall be paid by Corona directly to the insurance provider.

1.10 Representations of Parties. Each party to this Settlement Agreement represents to the other parties the following: (1) before executing this Agreement, each party read this Agreement and all Exhibits to this Agreement carefully and became fully informed of the terms, contents, conditions and effect of this Agreement; (2) this document expresses the entire agreement between the parties concerning all Claims (as defined in the Release Agreements); (3) no promise or representation of any kind has been made to any party except as is expressly stated in this Settlement Agreement; (4) each party relied solely on its, his, or her own judgment and the advice of its, his, or her own counsel in negotiating and executing this Settlement

Agreement; (5) no actions are required of any party to this Settlement Agreement except as are set forth in this Agreement; (6) each party is legally competent to execute this Settlement Agreement and intends this Agreement to be a binding contract, enforceable in accordance with its terms; and (7) each party has executed this Settlement Agreement freely and of its or his own accord.

II.

GENERAL PROVISIONS

2.01 Effective Date. This Settlement Agreement shall take effect and become binding on each of the parties as of the date of execution.

2.02 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

2.03 Governing Law. The Settlement Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

2.04 No Waiver. No amendment, modification, or waiver of any terms of this Settlement Agreement shall be valid unless in writing and signed by all parties to this Settlement Agreement. No waiver of any term of this Settlement Agreement shall be deemed a waiver of any subsequent breach or default.

2.05 Survival of Agreements and Representations. All agreements and representations made by the parties in this Settlement Agreement shall survive the payment of the settlement amounts provided for in Section 1.01, the execution and delivery of Release Agreements provided for in Sections 1.02 and 1.03, and the entry of the agreed judgment provided for in Section 1.04. This Settlement Agreement and the Release Agreements shall be binding on and inure to the benefit of IA, Ladin and Corona and all heirs, legal representatives, executors, administrators, successors, and assigns of IA, Ladin and of Corona.

2.06 Preparation of Agreement. This Settlement Agreement has been prepared by the joint efforts of the parties and their attorneys.

2.07 Further Assurances. Each party to this Settlement Agreement covenants and agrees with the other parties to provide full and complete cooperation and assistance to each of the other parties to this Agreement as is necessary to carry out and consummate the settlement contemplated by this Agreement and to enable each party to obtain the benefits contemplated by this Agreement.

2.08 Shares and Options Owned by Corona. Nothing contained herein shall affect Corona’s ownership or title to all common stock and/or options issued to him by the Company; provided, however, any options, held by Corona will continue to be governed by the terms and conditions of the stock option plans and agreements under which they were issued.

2.09 Entire Agreement. This Settlement Agreement, including the Exhibits hereto, embodies the entire agreement and understanding between the IA, Ladin and Corona with respect to all Claims as described in the Release Agreements and supersedes all prior agreements, discussions, correspondence, and understandings relating to such Claims.

EXECUTED this 22nd day April, 2004.

Gary L. Corona, Individually

INTERNET AMERICA, INC.

By
William E. Ladin, President & CEO

William E. Ladin, Individually